Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is entered into by and between Worthing F. Jackman (“Jackman”) and Waste Connections US, Inc., a Delaware corporation (the “Company”). Jackman and the Company are sometimes hereinafter individually referred to as a “Party” and collectively referred to as the “Parties.” Capitalized terms used but not defined in this Agreement have the meaning assigned to them in the Letter Agreement and/or the Plan (as defined below).

RECITALS

WHEREAS, Jackman and the Company previously entered into a letter agreement, dated July 25, 2019 (as amended, the “Letter Agreement”) which relates to the Separation Benefits Plan (and Summary Plan Description) Effective July 24, 2018 (As Amended and Restated July 26, 2022) (the “Plan”) sponsored by the Company for certain employees;

WHEREAS, in connection with the Letter Agreement, Jackman was employed by the Company and served as the President and Chief Executive Officer of Waste Connections, Inc., a corporation organized under the laws of Ontario, Canada (the “Parent”) and certain of its subsidiaries, including the Company, and Jackman reported to the Parent’s Board of Directors;

WHEREAS, the Board decided to terminate Jackman’s employment with the Company and his position as the President and Chief Executive Officer of Parent and certain of its subsidiaries, including the Company, effective as of April 23, 2023. This termination is without Cause (as defined in the Plan); and

WHEREAS, Jackman and the Company now enter into this Agreement as a requirement of the Plan and the Letter Agreement for Jackman to waive any and all claims against the Parent, the Company and all of their subsidiaries and affiliates and be entitled to certain severance benefits and to completely resolve their differences, expenses and uncertainties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1)            Severance Benefits. Pursuant to the Letter Agreement and Plan and as a release and waiver of all claims Jackman has or may have against the Company, the Parent and/or the Released Parties (defined below), and as consideration for the other promises and affirmations made by Jackman in this Agreement, the Company shall provide Jackman the following severance benefits (a) through (d) (“Severance Benefits”):

(a)            Jackman’s current base salary, One Million One Hundred Thousand Dollars ($1,100,000), multiplied by 2.99, in the gross amount of Three Million Two Hundred Eighty-Nine Thousand Dollars ($3,289,000), less applicable tax and necessary withholdings;

(b)            Jackman’s target annual bonus for 2023 in the gross amount of One Million Six Hundred Fifty Thousand Dollars ($1,650,000), less applicable tax and necessary withholdings;

(c)            the Accelerated Vesting Benefit (as defined in the Plan, resulting in the vesting and settlement of 41,440 Restricted Share Units (including his 2020 Performance Share Unit award with a one-year performance metric) and 51,611 Performance Share Units);

(d)            the opportunity for Jackman’s and Jackman’s dependents to continue coverage under the Company’s group medical insurance (including group health, dental and vision benefits) (which shall be concurrent with any COBRA benefits) during the twenty four (24) month period following his separation date; provided, however, that Jackman and any dependents shall first timely elect to participate in COBRA and Jackman shall pay to the Company the portion of the premiums for such coverage on an after-tax basis equal to the amount paid by active employees for such coverage (this is referred to as the “Medical Insurance Benefit”);

(e)            in addition to the foregoing, Jackman also will receive additional payments as follows:

(i)            on March 15, 2024, provided that he has not violated his obligations under Section 5 (Confidentiality) and Section 13 (Non-Competition and Non-Solicitation) of the Plan, he shall receive a cash payment equal to the product of (x) the difference between the gross number of shares issued to him pursuant to the Accelerated Vesting Benefit for his 2021 Performance Share Unit award and the gross number of shares that would have vested under such award if it had been settled following the performance period based on actual performance, and (y) the value of one common share of the Parent on the date of vesting following the performance period, less applicable tax and necessary withholdings;

(ii)            on March 15, 2025, provided that he has not violated his obligations under Section 5 (Confidentiality) and Section 13 (Non-Competition and Non-Solicitation) of the Plan (determined, with respect to Section 13 as if such restrictions applied for twenty-four (24) months instead of twelve (12) months), he shall receive a cash payment equal to the product of (x) the difference between the gross number of shares issued to him pursuant to the Accelerated Vesting Benefit for his 2022 Performance Share Unit award and the gross number of shares that would have vested under such award if it had been settled following the performance period based on actual performance, and (y) the value of one common share of the Parent on the date of vesting following the performance period, less applicable tax and necessary withholdings; and

(iii)            on March 15, 2026, provided that he has not violated his obligations under Section 5 (Confidentiality) and Section 13 (Non-Competition and Non-Solicitation) of the Plan (determined, with respect to Section 13 as if such restrictions applied for thirty-six (36) months instead of twelve (12) months), he shall receive a cash payment equal to the product of (x) the difference between the gross number of shares issued to him pursuant to the Accelerated Vesting Benefit for his 2023 Performance Share Unit award, and the gross number of shares that would have vested under such award if it had been settled following the performance period based on actual performance, and (y) the value of one common share of the Parent on the date of vesting following the performance period, less applicable tax and necessary withholdings.

Each calculation under this Section 1(e) shall be determined based on the level of vesting (i.e., percent of target) with respect to the applicable series of Performance Share Unit awards, as determined by the Compensation Committee of Parent’s Board of Directors. Each payment made pursuant to this Section 1(e) is conditioned on the assumption that the number of shares vested following the performance period is greater than the number of shares vested pursuant to the Accelerated Vesting Period.

2)            The Severance Benefits will be provided to Jackman contingent on Jackman signing and not revoking this Agreement pursuant to Section 5(g) below and Jackman’s continued compliance with Section 5 (Confidentiality), Section 6 (Property) and Section 13 (Non-Competition and Non-Solicitation) of the Plan. The Company will pay the cash Severance Benefits in Section (1)(a) and (b) as three (3) equal payments with the first payment due within ten (10) business days after the revocation period in Section 5(g) below has expired without prior revocation. The second installment will be paid to Jackman on the one-year anniversary date from the date of termination, and the final installment will be paid on the second-year anniversary date from the date of termination. The gross dollar amount of each payment will be One Million Six Hundred Forty-Six Thousand Three Hundred Thirty-Four Dollars ($1,646,334), less applicable tax withholdings, and the Company will issue an IRS Form W-2 to Jackman reporting payment of this amount.

3)            Consideration. Jackman acknowledges that the payments in this Agreement and under the Plan are in addition to compensation he has earned from the Company, and that he would not be entitled to payments under this Agreement or under the Plan in the absence of his execution and delivery (and non-revocation) of this Agreement.

4)            General Release. Upon the execution of this Agreement, Jackman releases and forever discharges the Parent, the Company, all of the Parent’s and Company’s past, current, and successor parent, affiliate and subsidiary companies and business entities (including but not limited to Waste Connections, Inc., Waste Connections US, Inc. and Waste Connections US Holdings, Inc.), and all of their respective current and former owners, assigns, officers, investors, managers, employees, directors, boards, trustees, shareholders, partners, members, insurers, representatives, attorneys, plan administrators, fiduciaries of employee benefit plans, benefit plans and agents (collectively, the “Released Parties”) from any and all manner of claims, actions, causes of action, rights, judgments, debts, contracts, promises, allegations, demands, obligations, duties, suits, expenses, assessments, penalties, charges, injuries, losses, costs, damages, liabilities, and attorneys’ fees, including, but not limited to, those claims asserted or that could have been asserted prior to the execution of this Agreement of every kind and manner whatsoever concerning, regarding, or arising in law or in equity, administrative or judicial, exclusive of the obligations under this Agreement (collectively, the “Claims”), which Jackman had or now has against Company and/or any of the Released Parties, whether or not now known, claimed, asserted, suspected, or discoverable by Jackman, based on any actions or events occurring on or before the date of Jackman’s signature on this Agreement. Jackman agrees not to file a lawsuit arising out of or relating to any such released Claims. The Claims include, but are not limited to:

(a)            Claims raised, or which could have been raised, in arbitration or any other litigation;

(b)            Claims arising through the date of Jackman’s signature on this Agreement under federal, state or local laws prohibiting employment discrimination and/or retaliation such as, without limitation, the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers’ Benefit Protection Act (OWBPA); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act; the Lilly Ledbetter Fair Pay Act; the Fair Labor Standards Act; the Americans with Disabilities Act; the Rehabilitation Act; the National Labor Relations Act (NLRA); the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Occupational Safety and Health Act; the Dodd Frank Wall Street Reform and Consumer Protection Act; Sections 1981 through 1988 of Title 42 of the United States Code; Executive Order 11246 (prohibiting discrimination and requiring affirmative action); Executive Order 13496 (requiring posting of notice of labor relations rights); the Fair Credit Reporting Act; the Genetic Information Non-Discrimination Act; the Pregnancy Discrimination Act; the Vietnam Era Veterans Readjustment Assistance Act; the Immigration Reform Control Act; the Health Insurance Portability and Accountability Act; the Consolidated Omnibus Budget Reconciliation Act; the Texas Labor Code; and all other federal, state and local laws, codes and ordinances relating to the employment relationship or employee rights;

(c)            Claims growing out of any legal restrictions on the Board and/or the Company’s right to terminate Jackman (including but not limited to wrongful discharge claims);

(d)            Claims for breach of contract (except for breach of this Agreement), promissory estoppel, or quantum meruit;

(e)            Claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not, including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, mental anguish, assault, battery, breach of alleged implied covenant of good faith and fair dealing, invasion of privacy, and other such claims);

(f)            Claims for wages, incentive awards, overtime or premium pay, bonuses, or any other compensation;

(g)            Claims for benefits (except for vested benefits under applicable plan documents) including, without limitation, those arising under the Employee Retirement Income Security Act of 1974, as amended;

(h)            Claims arising under the Sarbanes-Oxley Act or other whistleblower protection laws; and

(i)            Claims that any confidentiality and/or nondisclosure provisions previously executed by Jackman are overly broad, unreasonable, unenforceable, or supported by insufficient consideration.

Nothing in this Agreement shall be construed as an attempt to waive any claim which is not waivable as a matter of law.

Nothing in this Agreement shall prevent Jackman from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other federal, state or local administrative agency, or from participating in any investigation or proceeding conducted by the EEOC, the NLRB, or any other federal, state or local agencies. This Agreement does not impose any condition precedent, penalty, or any other restriction or limitation adversely affecting Jackman’s rights regarding any administrative agency claim or investigation. However, Jackman understands and agrees that even if a charge or claim is filed by Jackman or on Jackman’s behalf with an administrative agency, Jackman will not be entitled to any damages or payment of any money relating to any event which occurred prior to his execution of this Agreement. Notwithstanding the foregoing, or any language to the contrary, nothing in this Agreement shall prevent Jackman from filing a complaint or claim or communicating in any way with the United States Securities and Exchange Commission (“SEC”) and obtaining any and all SEC monetary benefits/awards.

If any claim is not subject to release, to the extent permitted by law, Jackman waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any of the Released Parties identified in this Agreement is a party.

5)            Notice Regarding Waiver of Age Claims. Jackman understands and agrees that, by signing this Agreement, Jackman is waiving any and all rights or claims that Jackman may have arising under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers’ Benefit Protection Act (“OWBPA”), which have arisen on or before the date of Jackman’s signature on this Agreement. Specifically, Jackman acknowledges that:

(a)            This Agreement is written in a manner calculated to be understood by Jackman, and that Jackman in fact understands the terms, conditions and effect of this Agreement.

(b)            This Agreement refers to rights or claims arising under the ADEA and OWBPA.

(c)            Jackman does not waive rights or claims that may arise after the date this Agreement is executed.

(d)            Jackman waives his rights or claims only in exchange for consideration in addition to anything of value to which Jackman is already entitled.

(e)            Jackman is hereby advised in writing by this Agreement that Jackman has the right to, and in fact is being encouraged to, consult with an attorney of Jackman’s choosing prior to signing this Agreement, and Jackman acknowledges that he has done so to the extent that he desires.

(f)            Jackman shall have a reasonable period of time, of at least twenty-one (21) days, in which to consider this Agreement before signing, but need not that take long if Jackman does not wish. Jackman acknowledges that any decision to sign this Agreement before the twenty-one (21) days have expired was made voluntarily by Jackman and not because of any fraud or coercion or improper conduct by Company. Once timely signed, the Agreement must be returned to the Company’s outside counsel, David Gregory of Locke Lord LLP, at dgregory@lockelord.com, no later than the end of the twenty-first (21st) day after Jackman receives this Agreement. If this Agreement is not signed by Jackman within the twenty-one (21) day period and immediately returned to Company, the Agreement automatically is withdrawn and is null and void. The Parties agree that any revisions to the original version of this Agreement will not re-start said twenty-one (21)-day period.

(g)            Jackman shall have seven (7) calendar days from and after the date of his execution of this Agreement within which to revoke it. Revocation shall be in writing, delivered to David Gregory of Locke Lord LLP, at dgregory@lockelord.com. To be effective, revocation must be electronically received on or before the end of the seventh (7th) calendar day from Jackman’s execution of this Agreement. The Agreement and releases contained herein are not effective or enforceable until the time for revocation has expired without a prior revocation.

(h)            Jackman fully understands all of the terms of this waiver agreement and knowingly and voluntarily enters into this Agreement.

6)            Affirmations. Jackman represents and affirms as a material term of this Agreement that:

(a)            Jackman has returned all documents, records, notebooks, files, correspondence, reports, research and similar materials, property or equipment of any kind of the Parent, the Company and any of their respective subsidiaries or affiliates;

(b)            Jackman has submitted all reasonable requests for reasonable travel and other experiences in compliance with all applicable policies relating to reimbursement for travel and other expenses, and Jackman is not owned for any additional expenses;

(c)            Jackman has no suits, claims, charges, complaints or demands of any kind whatsoever currently pending against any Released Party, with any local, state, or federal court or any governmental, administrative, investigative, civil rights or other agency or board;

(d)            Jackman has been paid and/or received all leave (paid or unpaid), compensation, wages, overtime or premium pay, bonuses, commissions, and/or benefits to which Jackman may be entitled and that no other leave (paid or unpaid), compensation, wages, overtime or premium pay, bonuses, commissions, and/or benefits are due to Jackman, except as provided for in this Agreement;

(e)            Jackman has no unreported workplace complaints, injuries or occupational diseases;

(f)            Jackman has provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Parent, the Company or any other Released Party; and

(g)            All decisions regarding Jackman’s terms of employment and termination from employment, through the date of Jackman’s execution of this Agreement, were not discriminatory or retaliatory based on age, disability, workers’ compensation claim, race, color, sex, religion, national origin, genetic information, marital status, sexual orientation, gender identity, or any other classification protected by law.

Jackman understands that the foregoing representations and affirmations are material terms of this Agreement that the Company is relying upon in deciding to enter into this Agreement.

7)            No Admission of Liability. It is understood and agreed by the Parties that this Agreement represents a compromise settlement of claims, and that the promises and payment in consideration of this Agreement shall not be construed to be an admission of any liability or wrongdoing by any of the Released Parties.

8)            Indemnification and Tax Issues. Jackman is not relying on any information provided by the Company, its attorneys, or any other Released Party concerning the tax consequences of payments made under this Agreement. Jackman is solely and entirely responsible for the payment and discharge of all federal, state, and local taxes, if any, which may, at any time, be found to be due upon or as a result of any amount that is paid by the Company under this Agreement. Jackman agrees to indemnify, defend, and hold the Company and the Released Parties harmless from any claim or liability asserted against the Company or any Released Party, or for any taxes and related penalties and/or interest, relating to the manner in which payments of the Severance Benefits are allocated and paid under this Agreement.

9)            Indemnification of Jackman. The indemnification provision in Section 14 of the Plan will continue to provide Jackman indemnification to the extent he is sued for any acts or conduct arising from the good faith performance of his duties and responsibilities on behalf of the Parent, the Company or any Released Party, unless Jackman is asserting claims against the Parent, the Company and/or any Released Party.

10)           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile or otherwise electronic forms of signature shall be deemed originals.

11)           Entire Agreement. This Agreement and the surviving provisions of the Letter Agreement and the Plan contain the entire agreement and understanding between Jackman and the Company with respect to any and all disputes or claims that Jackman has, or could have had, against the Parent, the Company or any Released Party as of the date this Agreement is executed, and supersedes all other agreements between Jackman and the Parent, the Company or any Released Party with regard to such disputes or claims. Notwithstanding the foregoing, any signed written agreements entered into by Jackman during Jackman’s employment with Company regarding the protection of trade secret and/or confidential information shall continue in effect per the terms of such agreement. Specifically, the restrictions and obligations contained in Sections 5, 6, and 13 of the Plan continue to apply to Jackman in accordance with their terms. Further, notwithstanding any language to the contrary, any mutual agreement to arbitrate claims between Jackman and the Company shall remain in effect and shall survive this Agreement.

12)           Construction and Drafting of the Agreement. Each of the Parties hereto represents and agrees that all Parties hereto have played a significant role in the construction and drafting of this Agreement, and, as such, each is considered a drafter hereof. Therefore, each Party hereto agrees that the presumption that ambiguous terms and conditions be construed against the drafter shall not apply.

13)           Authority of Signatory. Each Party covenants, represents, and warrants that they are of legal age or status, are under no disability or conflicting resolution, and have the mental and legal capacity to be legally bound hereto. Each Party or signor hereto by signing the last page affirms that he is lawfully authorized to do so.

14)           Modification of Agreement. This Agreement may not be amended, revoked, changed, or modified in any way, except in writing executed by all Parties. Jackman agrees not to make any claim at any time or place that this Agreement has been verbally modified in any respect whatsoever. No waiver of any provision of this Agreement will be valid unless it is in writing and signed by the Party against whom such waiver is charged. The Parties acknowledge that only an authorized representative of Company has the authority to modify this Agreement on behalf of Company.

15)           Binding and Contractual Nature of Agreement. This Agreement shall be binding upon the heirs, assigns, administrators, executors, beneficiaries, legal representatives, affiliates, subsidiaries, parents and successors of all Parties and shall inure to the benefit of all Parties or their heirs, assigns, administrators, executors, beneficiaries, legal representatives, affiliates, subsidiaries, parents and successors. Jackman and Company agree that this Agreement constitutes a contract.

16)           Governing Law: This Agreement, and any disputes arising from the Agreement and/or its subject matter, shall be construed under and governed by the laws of the state of Texas, without regard to its conflict of laws principles.

17)           Sufficient Time to Consider and Understanding of Agreement. Jackman acknowledges that he is of lawful age; that he has been given sufficient time to consider the Agreement; that he has read the Agreement in its entirety and understands the meaning and application of each of its sections; and that he is signing of his own free will with the intent of being bound by the Agreement. Jackman further acknowledges that he has been given the opportunity to discuss this Agreement with his private legal counsel and has availed himself of that opportunity to the extent he so desires.

18)           Enforcement. It is understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by either Party, that Party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages, from any court of competent jurisdiction, and shall be entitled to recover its reasonable costs and attorney’s fees.

19)           Headings. The underlined headings for each numbered Section of this Agreement are used for organizational and reference purposes only and shall not be used to interpret or construe the language of the terms and conditions of this Agreement.

[Remainder of page left intentionally blank. Signatures to follow.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the date of Jackman’s signature on this Agreement.

WORTHING F. JACKMAN	WASTE CONNECTIONS US, INC.

/s/ Worthing F. Jackman	By:	/s/ Ronald J. Mittelstaedt
Date: April 23, 2023	Name:	Ronald J. Mittelstaedt
	Title:	Executive Chairman of the Board
	Date:	April 23, 2023